Exhibit 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security Numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give name and SOCIAL SECURITY number of—
1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4. (a)The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)

(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)

5. Sole proprietorship	The owner(3)

For this type of account:	Give name and EMPLOYER IDENTIFICATION number of—
6. A valid trust, estate, or pension trust	The legal entity(4)

7. Corporate	The corporation

8. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

9. A broker or registered nominee	The broker or nominee

10. Partnership	The partnership

11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s Social Security Number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s Social Security Number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may either use your Social Security Number or Employer Identification Number (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.